EXHIBIT 23.1

CONSENT OF LATHAM & WATKINS LLP

This consent is being rendered in connection with the filing of a report on Form 6-K by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (the “Company”), on June 29, 2020, with respect to the sale by Total Capital International, a wholly-owned subsidiary of the Company, of $800,000,000 aggregate principal amount of its 2.986% Notes due 2041 (the “2041 Notes”) and $800,000,000 aggregate principal amount of its 3.386% Notes due 2060 (together with the 2041 Notes, the “Notes”). We hereby consent to the reference to our firm under the heading “Legal Matters” in the preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 24, 2020 and the final prospectus supplement filed by the Company with the SEC on June 26, 2020, in each case relating to the sale by Total Capital International of the Notes. In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Dated: June 29, 2020

Very truly yours,

/s/ Latham & Watkins LLP